News Release
----------------------------------------------
Sitrick and Company Inc.
Los Angeles/New York

                                              Contact: Sandra Sternberg
                                                       Brenda Adrian
                                                       Sitrick and Company
                                                       310-788-2850

FOR IMMEDIATE RELEASE
---------------------

     ALLIANCE  ENTERTAINMENT CORP. REORGANIZATION MOVES FORWARD;
                      SOLICITATION PROCESS BEGINS

     NEW YORK -- July 6, 1998 -- Alliance Entertainment Corp. (OTC: AETTQ) filed its monthly operating report with the Office of the United States Trustee. The Company reported a consolidated net loss of $7.2 million on net sales of $22.9 million. The loss includes $2 million in interest and reorganization expenses, $3.9 million in losses from its unconsolidated operations, including Castle Communications and $1 million in losses from its non-core operations.

     The Court has set dates for several key steps in the Alliance case including July 24, 1998, as the ballot deadline and July 30, 1998 for the confirmation hearing. Under the terms of the Plan, the newly reorganized Alliance Entertainment will become majority owned by a syndicate of banks led by The Chase Manhattan Bank, as agent.

     "We are pleased with the progress Alliance has made in the reorganization process," said Eric Weisman, president and chief executive officer. "With the support of the banks and the major creditors, we anticipate Alliance will emerge from Chapter 11 in early August."

     Alliance Entertainment Corp. is the largest wholesaler of prerecorded music and related products. In addition, Alliance through its Concord and Castle subsidiaries, is a developer and marketer of catalog content in several genres. The Company currently employs approximately 800 people in the United States, Canada and the United Kingdom and maintains headquarters in Coral Springs, Fla. Alliance Entertainment Corp. and certain of its subsidiaries filed to reorganize under Chapter 11 on July 14, 1997.

     Forward-looking statements herein are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These
forward-looking statements can generally be identified as such because the context of the statement will include words such as the Company "believes," "expects," "anticipates," or words of similar import. Similarly, statements that describe the Company's future plans, objectives, estimates or goals are forward-looking statements. There are certain important factors that could cause results to differ materially from those anticipated by forward-looking statements made herein. Investors are cautioned that all forward-looking statements involve risks and uncertainty.